Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 2282)

INSIDE INFORMATION

OPENING OF MGM COTAI

This announcement is made by MGM China Holdings Limited (the “Company”) pursuant to Rule 13.09(2)(a) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and the Inside Information Provisions (as defined in the Listing Rules) under Part XIVA of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

Reference is made to the announcement of the Company dated September 29, 2017 in relation to the opening of MGM COTAI (the “Announcement”). Capitalized terms used herein shall have the same meanings as defined in the Announcement.

As previously disclosed in the Announcement, MGM COTAI was expected to open to the public on January 29, 2018. The Company is undergoing the administrative approval process of obtaining relevant licenses to operate MGM COTAI. As a result , it is now expected that the public opening date of MGM COTAI will be within the month of February 2018.

The Company has reassessed its project costs and the overall budget of the project is expected to remain unchanged at approximately HKD27 billion, excluding land and capitalized interest.

MGM COTAI will be the Company’s second integrated casino, hotel and entertainment complex located in Macau.

Shareholders and potential investors of the Company are advised to exercise caution when dealing in the securities of the Company.

By order of the Board MGM China Holdings Limited Antonio Menano Company Secretary

Hong Kong, January 25, 2018

As at the date of this announcement, our directors are James Joseph MURREN, Pansy Catilina Chiu King HO, Chen Yau WONG, William Joseph HORNBUCKLE and Grant R. BOWIE as executive directors, William M. SCOTT IV, Daniel J. D’ARRIGO and Kenneth A. ROSEVEAR as non-executive directors and Zhe SUN, Sze Wan Patricia LAM, Peter Man Kong WONG and Russell Francis BANHAM as independent non-executive directors.